The integration and share exchange described in this press release involves securities of a foreign company. This integration and share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

December 14, 2012
To All:
Name of Company:	Coca-Cola Central Japan Co., Ltd.
Name of Representative:	Michael Coombs, Representative Director and President (Code No.: 2580 1st Section, Tokyo Stock Exchange (“TSE”) and Nagoya Stock Exchange (“NSE”))
Name of Company:	Mikuni Coca-Cola Bottling Co., Ltd.
Name of Representative:	Motoyoshi Shiina, Representative Director President CEO (Code No.: 2572 1st Section, TSE)
Name of Company:	Tokyo Coca-Cola Bottling Co., Ltd.
Name of Representative:	Jose Luis Cayon, Representative Director and President
Name of Company:	TONE Coca-Cola Bottling Co., Ltd.
Name of Representative:	Dan Nistor, Representative Director and President

Notice of Execution of Integration Agreement and Share Exchange Agreement Related to Management Integration of Four (4) Companies, i.e. Coca-Cola Central Japan Co., Ltd., Mikuni Coca-Cola Bottling Co., Ltd., Tokyo Coca-Cola Bottling Co., Ltd. and TONE Coca-Cola Bottling Co., Ltd., and the Company Split and Change in Trading Name of Coca-Cola Central Japan Co., Ltd.

Coca-Cola Central Japan Co., Ltd. (“Central”), Mikuni Coca-Cola Bottling Co., Ltd. (“MIKUNI”), Tokyo Coca-Cola Bottling Co., Ltd. (“TOKYO”) and TONE Coca-Cola Bottling Co., Ltd. (“TONE”) (Central, MIKUNI, TOKYO and TONE are hereinafter collectively referred to as “K4”) hereby notify you as follows that K4 have agreed to business integration (“Integration”), through a combined use of share exchange and incorporation-type company split effective as of July 1, 2013 (tentative) (“Effective Date”).

The new company will be a top five (5) Coca-Cola system bottler in the world in terms of annual revenue.

Together, the K4 are focused on ensuring that the Coca-Cola system can continue to evolve to meet the changing requirements of the market, customers, consumers and shareowners. The new company will allow the Coca-Cola system to maintain a relentless focus on the marketplace and on operational excellence while building and strengthening relationships with customers throughout its franchise territory. In addition, with its focus on continuous improvement and innovation in the areas of supply chain, route-to-market and packaging to drive effectiveness and efficiency across the value chain, the new company will be in a better position to deliver the best value proposition for all stakeholders. Finally, the new company will provide employees with better and wider opportunities for personal development and career growth across this much larger and capable organization.

In order to effect the Integration, pursuant to the resolution of the meeting of the board of directors held on the date hereof for Central and MIKUNI, pursuant to the resolution of the meeting of the board of directors held on December 13, 2012 for TOKYO, and pursuant to the resolution of the meeting of the board of directors held on December 12, 2012 for TONE, (i) K4 have entered into an integration agreement (“Integration Agreement”) as of the date hereof, (ii) K4 have respectively entered into a share exchange agreement (“Share Exchange Agreement”) under which the shares shall be exchanged to make Central a wholly owning parent company in share exchange and MIKUNI, TOKYO and TONE the wholly owned subsidiary companies (hereinafter, “Share Exchange (MIKUNI)”, “Share Exchange (TOKYO)” and “Share Exchange (TONE)” respectively, and collectively, “Share Exchange”), and (iii) Central has prepared an incorporation-type company split plan (“Company Split Plan”) concerning the incorporation-type company split (“Company Split”) under which any rights and obligations related to any and all businesses other than the group management business and property management business of Central (“Business”) shall be succeeded to the company incorporated through the incorporate-type company split, i.e. Coca-Cola Central Japan Co., Ltd. (“New Central”).

Central plans to submit an agenda to amend the Articles of Incorporation (including the change in trading name to Coca-Cola East Japan Co., Ltd.) and an agenda to appoint the directors to be resolved at the annual shareholders’ meeting scheduled to be held on March 28, 2013. Meanwhile, Mr. Calin Dragan is expected to be nominated as Representative Director and President. Currently, Mr. Dragan is Representative Director and Executive Vice President of Coca-Cola West Co., Ltd.  We are confident that he will bring great expertise and leadership to his new role and lead the business towards dynamic growth.

Prior to the effective date of Share Exchange (July 1, 2013 (tentative)), the common shares of MIKUNI are scheduled to be delisted from the 1st Section of the TSE as of June 26, 2013 (last trading date: June 25, 2013).

I. Background and Purpose of Integration and Other Matters
1. Background and Purpose of Integration
In the Japanese soft drink industry where the tastes of customers are varying and the cost competition with competitors is intensifying, K4 conduct business in the Kanto, Koshinetsu and Central region made of 13 prefectures with a population of over 60 million people, the largest and most promising market in the soft drink industry.

With sales of around JPY 570 billion (in fiscal year 2011), K4 have about 7,000 employees, 10 manufacturing sites and 150 business sites, and the sales volume sold by K4 accounts for about a half in the Coca-Cola system in Japan.

Central group consists of Central, four (4) subsidiaries and one (1) affiliate. It is mainly engaged in the manufacture and sales of soft drinks, and is also engaged in maintenance and repair services of vending equipment related to the manufacture and sales of soft drinks and in delivery of products.  Central was established in 2001 by a joint share transfer of Chukyo Coca-Cola Bottling Co., Ltd. and Fuji Coca-Cola Bottling Co., Ltd., with the management objective of providing refreshment and satisfaction to consumers via the supply of safe products, and thereby to enhance its corporate value and contribute to local communities.  Since the establishment, Central has been leading the soft drink industry within a wide operation area covering Kanagawa, Shizuoka, Yamanashi, Aichi, Gifu and Mie Prefectures.

MIKUNI group consists of MIKUNI, six (6) subsidiaries and one (1) affiliate. It is mainly engaged in the manufacture and sales of soft drinks, and is also engaged in logistics services related to the relevant main business, lease of vending equipment, maintenance services and other services.  MIKUNI was established in 1963 under the trading name Mikuni Beverage Co., Ltd. (Mikuni Inryo Kabushiki Kaisha). Since the establishment, it has been engaging in activities within the marketing area covering Saitama, Gunma and Niigata Prefectures, and it has achieved growth and expansion with the support and endorsement from customers by accurately handling changes in the social environment and economic environment based on the three main principles called the “3Cs”, i.e. Creation, Cooperation and Challenge.

TOKYO group consists of TOKYO, four (4) subsidiaries and two (2) affiliates. It is mainly engaged in the manufacture and sales of soft drinks, and is also engaged in logistics services, maintenance services of vending equipment and other food and beverage-related businesses.  TOKYO was established in 1956 under the trading name Tokyo Beverage Co., Ltd. (Tokyo Inryo Kabushiki Kaisha), and it became the first bottler in Japan to be in charge of the manufacture and sales of Coca-Cola.  Since the establishment, TOKYO has enjoyed expansion and growth within its marketing area (Tokyo) based on its management principle: “We will cherish the bonds between people, provide a refreshing experience in any imaginable scene and contribute to building an enriched life.”

TONE group consists of TONE, four (4) subsidiaries and one (1) affiliate. It is engaged in the manufacture, sales and logistics of soft drinks, the sales of food and commodities, and the sales and maintenance services of vending equipment.  TONE was established in 1962 under the trading name Tone Beverage Co., Ltd. (Tone Inryo Kabushiki Kaisha), and it has contributed to the sound development of local communities with “cordiality” based on its fundamental management principle of “Makoto/Sincerity.”  Since the establishment, TONE has built a sustainable and sound business as a bottler with long-term profit growth engaging its business in Chiba, Tochigi and Ibaraki Prefectures.

In recent years these four bottlers have been engaging in close, mutual collaboration, in partnership with Coca-Cola (Japan) Co., Ltd. (“Coca-Cola Japan”), with a strong focus on the consumer and market adaptability, reinforcement of customer service, and optimization of manufacturing and sales. Especially in terms of manufacturing and sales, we have successfully optimized business, through jointly invested functionally-integrated companies, Coca-Cola East Japan Products Co., Ltd., established in Oct. 2001 and Coca-Cola East Japan Chain Store Sales, established in Jan. 2005.

Through successful results in such cooperative efforts, it has become clear that through further collaboration, the K4 can explore many new opportunities and thus realize sustainable growth. By integration into one company, the K4 will be able to leverage better the collective scale of their business as well as benefit from best practices from across the bottling system in order to increase value for all our stakeholders.

K4 will move from cooperation to full integration under agreed governance and a spirit of fairness, with faster decision-making through one single management team will allow us to realize our potentials in various dimensions. By implementing best practices, we will be maximizing efficiency in all of our business areas, including our functionally-integrated companies. Meanwhile through optimization of supply chain management, we expect to enhance our market execution and cost effectiveness. We will also be able  to provide our employees more opportunities to strengthen individual capabilities. Finally, through further focus on community-oriented services for our customers, we seek to increase our value as a socially contributing company.

2. Outline and Scheme of Integration
K4 will effect the Integration as follows (see Exhibit 1):

(1) Share Exchange
K4 will conduct each of the following transactions:
(i)	Share exchange of Central and MIKUNI
Central and MIKUNI shall effect a share exchange to make MIKUNI a wholly owned subsidiary company of Central through a share exchange.
(ii)	Share exchange of Central and TOKYO
Central and TOKYO shall effect a share exchange to make TOKYO a wholly owned subsidiary company of Central through a share exchange.
(iii)	Share exchange of Central and TONE
Central and TONE shall effect a share exchange to make TONE a wholly owned subsidiary company of Central through a share exchange.

(2) Company Split by Central
Subject to any one of the Share Exchanges coming into effect on the Effective Date, the incorporation-type company split will take effect on July 1, 2013 with Central as the splitting company, and the rights and obligations related to the Business shall be transferred to New Central, which shall be a new company incorporated through incorporation-type company split.

(3) Change in Trading Name and Amendment to the Articles of Incorporation of Central
Central shall change its trading name to Coca-Cola East Japan Co., Ltd. subject to any one of Share Exchanges coming into effect and shall also amend the Articles of Incorporation as necessary.

The trading name of the newly incorporated company shall be Coca-Cola Central Japan Co., Ltd.  The change in trading name shall be conducted as an integral part of Share Exchange in order to effect the Integration by way of holding company method.

Central plans to submit an agenda to amend the Articles of Incorporation (including the change in trading name) and an agenda to appoint the directors as set forth in (4) below to be resolved at the annual shareholders’ meeting scheduled to be held on March 28, 2013.

(4) Appointment of Directors
Subject to any one of the Share Exchanges coming into effect, Central plans to increase the number of directors from seven to eleven and to submit an agenda to appoint such eleven directors through a resolution at the annual shareholders’ meeting scheduled to be held on March 28, 2013.

The director candidates shall be determined through discussions by and among K4 and The Coca-Cola Company, according to agreements between the above parties.

3. Integration Schedule
Meeting of the board of directors (TONE) to approve the execution of Integration Agreement and Share Exchange Agreement (TONE)	December 12, 2012
Meeting of the board of directors (TOKYO) to approve the execution of Integration Agreement and Share Exchange Agreement (TOKYO)	December 13, 2012
Meeting of the board of directors (Central) to approve the execution of Integration Agreement, Share Exchange Agreement and Company Split Plan	December 14, 2012
Meeting of the board of directors (MIKUNI) to approve the execution of Integration Agreement and Share Exchange Agreement (MIKUNI)	December 14, 2012
Execution of Integration Agreement (K4)	December 14, 2012
Execution of Share Exchange Agreement (K4)	December 14, 2012
Annual shareholders’ meeting (TONE) to approve Share Exchange Agreement (TONE)	March 22, 2013 (tentative)

Annual shareholders’ meeting (MIKUNI) to approve Share Exchange Agreement (MIKUNI)	March 26, 2013 (tentative)
Annual shareholders’ meeting (TOKYO) to approve Share Exchange Agreement (TOKYO)	March 27, 2013 (tentative)
Annual shareholders’ meeting (Central) to approve Share Exchange Agreement, Company Split Plan, the amendment to the Articles of Incorporation and the appointment of officers	March 28, 2013 (tentative)
Final trading date (MIKUNI)	June 25, 2013 (tentative)
Delisting date (MIKUNI)	June 26, 2013 (tentative)
Effective date of Share Exchange (K4)	July 1, 2013 (tentative)
Effective date of Company Split (Central)	July 1, 2013 (tentative)
Date of change in trading name (Central)	July 1, 2013 (tentative)
The abovementioned schedule is subject to change after consultation and agreement of K4 in the event that such change is necessary in order to push forward with the procedures for the Share Exchange and the Company Split or otherwise required for any other reason.

II. Share Exchange
1. Outline of Share Exchange
(1) Schedule of Share Exchange
See “I. Background and Purpose of Integration and Other Matters, 3. Integration Schedule” above.

(2) Method of Share Exchange
The share exchange to make MIKUNI a wholly owned subsidiary company of Central, the share exchange to make TOKYO a wholly owned subsidiary company of Central, and the share exchange to make TONE a wholly owned subsidiary company of Central shall be conducted.

The Share Exchange is scheduled to be approved at the annual shareholders’ meeting of Central scheduled to be held on March 28, 2013, the annual shareholders’ meeting of MIKUNI scheduled to be held on March 26, 2013, the annual shareholders’ meeting of TOKYO scheduled to be held on March 27, 2013, and the annual shareholders’ meeting of TONE scheduled to be held on March 22, 2013.

(3) Allotment upon Share Exchange

	Coca-Cola Central Japan Co., Ltd.	Mikuni Coca-Cola Bottling Co., Ltd.	Tokyo Coca-Cola Bottling Co., Ltd.	TONE Coca-Cola Bottling Co., Ltd.
Allotment upon the Share Exchange	1	0.790	69.883	6.814
(Note 1)	Allotment ratio of Share Exchange (“Share Exchange Ratio”)
0.790 common shares of Central per common share of MIKUNI, 69.883 common shares of Central per common share of TOKYO, and 6.814 common shares of Central per common share of TONE shall be allotted and issued.  However, the shares of MIKUNI held by Central (17,083 shares) as of June 30, 2012 shall not be subject to the allotment of shares under Share Exchange.  Central does not own any shares of TOKYO and TONE.
If any event occurs or becomes evident that materially affects the calculation of the above-mentioned Share Exchange Ratio or otherwise, K4 may change Share Exchange Ratio after mutual discussion and agreement.
(Note 2)	Number of new shares of Central to be issued by Share Exchange (tentative)
Number of new shares to be issued by Share Exchange: 92, 046, 264 common shares (tentative)
The above number of shares is based on the number of shares of MIKUNI, TOKYO and TONE as of June 30, 2012 as described below:
(i) MIKUNI: Issued and outstanding shares: 53,555,732 shares; own shares: 5,270,851 shares; and number of MIKUNI’s shares held by Central: 17,083 shares
(ii) TOKYO: Issued and outstanding shares: 399,896 shares; and own shares: 157,212 shares
(iii) TONE: Issued and outstanding shares: 3,200,000 shares; and own shares: nil
Since MIKUNI, TOKYO and TONE are scheduled to cancel all of their own shares held by MIKUNI, TOKYO and TONE immediately preceding the acquisition of all issued and outstanding shares of MIKUNI, TOKYO and TONE by Central (including shares to be acquired by MIKUNI, TOKYO and TONE in response to the share purchase demand made by dissenting shareholders pursuant to Article 785 of the Companies Act), the above-mentioned numbers of shares that shall actually be issued by Central are subject to change.
(Note 3)	Handling of shares less than one unit
Any shareholders who would own any shares constituting less than one (1) unit of Central (one unit is made up of one hundred (100) shares) as a result of Share Exchange may use the following system concerning shares constituting less than one (1) unit of Central.
It should be noted that based on the data as of June 30, 2012, about 60 % of the MIKUNI shareholders will become shareholders who own some shares less than one (1) unit as a result of the Share Exchange.  No shares less than one (1) unit may be sold in any financial instruments exchange:

1. Buyback system for shares constituting less than one (1) unit (disposal of shares constituting less than one hundred (100) shares)
Under this system, shareholders who, as a result of Share Exchange, would hold shares of Central constituting less than one (1) unit may make a share purchase demand to Central for Central to purchase their relevant shares pursuant to Article 192, Paragraph 1 of the Companies Act.
2. Additional purchase system for shares constituting less than one (1) unit (additional purchase to one hundred (100) shares)
Under this system, shareholders who, as a result of Share Exchange, would hold shares of Central constituting less than one (1) unit may demand that Central sell to such shareholder such number of shares required to reach one (1) unit (i.e. 100 shares) pursuant to Article 194, Paragraph 1 of the Companies Act and the terms of the Articles of Incorporation of Central.
(Note 4)	Treatment of fraction less than one (1) share
With respect to shareholders who would be allotted with a fractional share of Central as a result of Share Exchange, Central shall pay the amount equivalent to the fractional share to the relevant shareholders in accordance with Article 234 of the Companies Act and any other relevant laws and regulations, and such fractional share shall not be allotted.

(4) Handling of Share Option and Bond with Share Option in Connection with Share Exchange
N/A

(5) Distribution of Surplus
Subject to a resolution passed at the annual shareholders’ meeting of each K4, any surplus shall be distributed to shareholders of K4 appearing or recorded in the shareholder registry at the close of December 31, 2012.

2. Calculation Basis for Allotment in Share Exchange
(1) Calculation Basis
(Summary of calculation by third party calculation agents)
See Exhibit 2.

(2) Process of Calculation
Central, MIKUNI, TOKYO and TONE each carefully considered the share exchange ratio based on the calculation results of the share exchange ratios, which were submitted from their respective third party calculation agents, i.e. SMBC Nikko Securities Inc. (“SMBC Nikko”), Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“MUFJ Morgan Stanley”), Nomura Securities Co., Ltd. (“Nomura Securities”) and KPMG FAS Co., Ltd. (“KPMG FAS”), and after comprehensively taking into account each party’s financial conditions, asset conditions, future prospects, the level of the market stock price of Central shares and MIKUNI shares and other factors, and conducting numerous negotiations and discussions amongst K4.  As a result, Central, MIKUNI, TOKYO and TONE each concluded that Share Exchange Ratio is appropriate and that it will not negatively affect the interests of their respective shareholders. Accordingly, Share Exchange Agreement was executed pursuant to the resolution of the meeting of the board of directors held on December 14, 2012 for Central and MIKUNI, the resolution of the meeting of the board of directors held on December 13, 2012 for TOKYO, and the resolution of the meeting of the board of directors held on December 12, 2012 for TONE. If any event occurs or becomes evident that materially affects the calculation of Share Exchange Ratio or otherwise, K4 may change Share Exchange Ratio after mutual discussion.

(3) Relationship with Calculation Agent
The calculation agents, i.e. SMBC Nikko, MUFJ Morgan Stanley, Nomura Securities and KPMG FAS, are not related parties (kanren tojisha) of Central, MIKUNI, TOKYO and TONE, and they do not have any material interests that should be noted in Share Exchange.

3. Scheduled Delisting of MIKUNI and Reasons Thereof
As of the effective date (July 1, 2013 (tentative)) of Share Exchange, MIKUNI, TOKYO and TONE shall become wholly owned subsidiary companies of Central.  The common shares of MIKUNI shall be delisted as of June 26, 2013 (final trading date: June 25, 2013) in accordance with the delisting criteria of the 1st Section of the TSE.  After the delisting, the common shares of MIKUNI cannot be traded in the 1st Section of the TSE.
The shares of TOKYO and TONE are both unlisted shares.
Nonetheless, Central shares to be allotted to the shareholders of MIKUNI, TOKYO and TONE in exchange for MIKUNI shares (to be delisted), and TOKYO shares and TONE shares (both of which are originally unlisted shares) by Share Exchange shall be listed on the 1st Section of the TSE and the 1st Section of the NSE.  After the effective date of Share Exchange, such Central shares may be traded in the financial instruments exchange markets.
Accordingly, the shareholders of MIKUNI, TOKYO and TONE who hold 127 or more common shares of MIKUNI, 2 or more common shares of TOKYO and 15 or more common shares of TONE and who shall be allotted with one hundred (100) (one (1) unit) or more of Central shares as a result of Share Exchange shall be able to enjoy the liquidity of shares.  On the other hand, the shareholders who hold less than 127 common shares of MIKUNI, the shareholders who hold less than 2 common shares of TOKYO, and shareholders who hold less than 15 common shares of TONE shall be allotted with less than one (1) unit, i.e. one hundred (100) Central shares.  Such shares less than one (1) unit may not be disposed of in any financial instruments exchange markets, but the shareholders who shall be allotted with such shares less than one (1) unit may, at their option, use the buyback system or the additional purchase system for shares less than one (1) unit of Central. For more details, see “II 1. (3) (Note 3) Handling of shares less than one (1) unit.” Additionally, for more details on the handling of any fractions less than one (1) share as a result of Share Exchange, see “II 1. (3) (Note 4) Treatment of fraction less than one (1) share.”

4. Measures to Secure Fairness
In order to ensure the fairness and adequacy of Share Exchange Ratio for Share Exchange, as already explained in II 2. (2) above, each of Central, MIKUNI, TOKYO and TONE separately requested the independent third party calculation agents to calculate a share exchange ratio and received the calculation results therefrom.  Based on such calculation results, each of K4 considered, negotiated and discussed, and concluded to effect Share Exchange using the agreed Share Exchange Ratio.  None of K4 has obtained any opinion (so-called “fairness opinion”) from the third party calculation agents, which certifies that Share Exchange Ratio is adequate for Central, MIKUNI, TOKYO and TONE from a financial perspective.
In addition, Central has engaged Anderson Mori & Tomotsune, MIKUNI has engaged Nishimura & Asahi, TOKYO has engaged Miyakezaka Sogo Law Offices, and TONE has engaged Nakamura, Tsunoda & Matsumoto as their respective legal advisors, and each party receives advice from the relevant legal advisors related to the procedures of Share Exchange and the decision-making methods and processes.

5. Measures to Avoid Conflict of Interest
(i)
Since Mr. Irial Finan, a director of Central, concurrently serves as the Executive Vice President of The Coca-Cola Company, which holds all issued and outstanding shares of EUROPEAN REFRESHMENTS (the largest shareholder of Central) and which indirectly holds all issued and outstanding shares of Coca-Cola Japan (the largest shareholder of TOKYO and TONE), he did not participate in the deliberations and resolutions concerning Share Exchange nor in the discussions and negotiations concerning Share Exchange.

(ii)	MIKUNI: N/A
(iii)
Since Mr. Paul D. Mulligan, a director of TOKYO, concurrently serves as i) a director of The Coca-Cola Company, which holds all issued and outstanding shares of EUROPEAN REFRESHMENTS (the largest shareholder of Central) and which indirectly holds all issued and outstanding shares of Coca-Cola Japan (the largest shareholder of TOKYO and TONE), and ii) a director of TONE, and since Mr. Roi Suzuki, a director of TOKYO, concurrently serves as the company auditor of TONE, neither of them participated in the deliberations and resolutions concerning Share Exchange nor did they participate in the discussions and negotiations concerning Share Exchange.

(iv)
Since Mr. Paul D. Mulligan, a director of TONE, concurrently serves as i) a director of The Coca-Cola Company, which holds all issued and outstanding shares of EUROPEAN REFRESHMENTS (the largest shareholder of Central) and which indirectly holds all issued and outstanding shares of Coca-Cola Japan (the largest shareholder of TONE and TOKYO), and ii) a director of TOKYO, he did not participate in the deliberations and resolutions concerning Share Exchange nor did he participate in the discussions and negotiations concerning Share Exchange.  In addition, since Mr. Roi Suzuki, the company auditor of TONE, concurrently serves as a director of TOKYO, he did not participate in nor provide his opinion to the deliberations concerning Share Exchange.

6. Outline of the Parties to Share Exchange (as of September 30, 2012)
(Wholly Owning Parent Company and Splitting Company)
 (in millions of yen, except as otherwise specified)
(1)	Name	Coca-Cola Central Japan Co., Ltd.
(2)	Location	2-2-1, Minatomirai, Nishi-Ku, Yokohama-shi, Kanagawa
(3)	Name and Title of Representative	Michael Coombs, Representative Director and President
(4)	Business	Manufacture and sales of soft drinks
(5)	Amount of Capital	JPY 6,499 million
(6)	Date of Incorporation	June 29, 2001
(7)	No. of Shares Issued and Outstanding	45,003,495
(8)	Fiscal Period	Year ending in end of December
(9)	No. of Employees	2,531 (consolidated)
(10)	Major Customers	Companies, general consumers, etc. in Japan
(11)	Major Financing Banks	The Bank of Tokyo-Mitsubishi UFJ, Ltd. Mitsubishi UFJ Trust and Banking Corporation The Bank of Yokohama, Ltd.

(12)	Large Shareholders and Shareholding Ratio (as of June 30, 2012)	EUROPEAN REFRESHMENTS (Citibank Japan Ltd. as standing proxy)	27.69
		THE COCA COLA EXPORT CO. (Coca-Cola (Japan) Co., Ltd. as standing proxy)	5.10%
Mitsubishi Heavy Industries, Ltd.	4.64%
Toyo Seikan Kaisha, Ltd.	4.26%
DEUTSCHE MORGAN GRENFELL (C. I.) LIMITED. GENERAL CLIENT A/C (Settlement & Clearing Services Division of Mizuho Corporate Bank, Ltd. as standing proxy)	2.85%
Japan Trustee Services Bank, Ltd. (Trust Account)	2.69%
The Master Trust Bank of Japan, Ltd., Employee Pension Trust (Meijiya Account)	2.06%
CBNY DFA INTL SMALL CAP VALUE PORTFOLIO (Citibank Japan Ltd. as standing proxy)	1.50%
Akitaya Co., Ltd.	1.48%
CREDIT SUISSE (LUXEMBOURG) S.A. ON BEHALF OF CLIENTS (The Bank of Tokyo-Mitsubishi UFJ, Ltd. as standing proxy)	1.38%
(Note) Central holds 861,076 own shares (1.91% of the total issued and outstanding shares) as of June 30, 2012.  The shareholding ratios are described after excluding the own shares from the above list of large shareholders.

(Wholly Owned Subsidiary Companies)			(in millions of yen, except as otherwise specified)
(1)	Name	Mikuni Coca-Cola Bottling Co., Ltd.	Tokyo Coca-Cola Bottling Co., Ltd.	TONE Coca-Cola Bottling Co., Ltd.
(2)	Location	180, Kano, Okegawa-shi, Saitama	2-3, Shibaura 1-chome, Minato-ku, Tokyo	310 Nakane, Noda-shi, Chiba
(3)	Name and Title of Representative	Motoyoshi Shiina Representative Director President CEO	Jose Luis Cayon Representative Director and President	Dan Nistor Representative Director and President
(4)	Business	Manufacture and sales of soft drinks	Manufacture and sales of soft drinks	Manufacture and sales of soft drinks
(5)	Amount of Capital	JPY 5,408 million	JPY 15,601 million	JPY 1,600 million
(6)	Date of Incorporation	August 14, 1963	August 6, 1991	February 1, 1962
(7)	No. of Shares Issued and Outstanding	53,555,732	399,896	3,200,000
(8)	Fiscal Period	Year ending in the end of December	Year ending in the end of December	Year ending in the end of December

(9)	No. of Employees	1,761 (consolidated)	1,677 (consolidated)	1,114 (consolidated)
(10)	Major Customers	Companies, general consumers, etc. in Japan	Companies, general consumers, etc. in Japan	Companies, general consumers, etc. in Japan
(11)	Major Financing Banks	Sumitomo Mitsubishi Banking Corporation Saitama Resona Bank, Ltd. The Musashino Bank, Ltd. The Gunma Bank, Ltd. The Daishi Bank, Ltd.	Mizuho Bank, Ltd. The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsubishi Banking Corporation Sumitomo Mitsui Trust Bank, Ltd. Resona Bank, Ltd.	The Chiba Kogyo Bank Ltd. The Chiba Bank, Ltd. Joyo Bank, Ltd. The Bank of Tokyo-Mitsubishi UFJ, Ltd. Mizuho Bank, Ltd. The Keiyo Bank, Ltd.
(12)	Large Shareholders and Shareholding Ratio
Mitsui & Co., Ltd.
35.70%
Toyo Seikan Kaisha, Ltd.
7.80%
Japan Trustee Services Bank, Ltd.
6.56%
DEUTSCHE MORGAN GRENFELL (C. I.) LIMITED. GENERAL CLIENT A/C (Settlement & Clearing Services Division of Mizuho Corporate Bank, Ltd. as standing proxy)
3.93%
			Coca-Cola (Japan) Co., Ltd. 34.00% Seizaburou Takanashi 9.23% Fumizaburou Takanashi 4.33% Noburou Takanashi 3.71%	Coca-Cola (Japan) Co., Ltd. 50.00% Senshusha Co., Ltd. 25.00% Kikkoman Corporation 19.36%
CREDIT SUISSE (LUXEMBOURG) S.A. ON BEHALF OF CLIENTS (The Bank of Tokyo-Mitsubishi UFJ, Ltd. as standing proxy)
2.02%
The Master Trust Bank of Japan, Ltd.
1.66%
Mikuni Employee Stock Ownership
1.53%
Mitsui Sumitomo Insurance Co., Ltd.
1.26%
Mitsui Life Insurance Company Ltd. (Japan Trustee Services Bank, Ltd. as standing proxy)
1.20%
Clearstream Banking SA (The Hongkong and Shanghai Banking Corporation Limited, Tokyo Branch, Custody Services Division as standing proxy)
1.15%

(13)	Relations of the Companies
Capital Relations
Central owns 17,083 shares of MIKUNI.   EUROPEAN REFRESHMENTS, the largest shareholder of Central, is a subsidiary in which The Coca-Cola Company owns all issued and outstanding shares.  Coca-Cola Japan, the largest shareholder of TOKYO and TONE, is a subsidiary in which The Coca-Cola Company indirectly owns all issued and outstanding shares.

Personal Relations
Mr. Paul D. Mulligan, the director of TOKYO, concurrently serves as a director of TONE, and Mr. Roi Suzuki, a director of TOKYO, concurrently serves as the company auditor of TONE.  There is no other special personal relation amongst K4, nor is there any special personal relation amongst the persons concerned with K4 and their subsidiaries and affiliates.

	Business Relations	Central, MIKUNI, TOKYO and TONE sell, buy or otherwise trade products with each other.
	Applicability of “related party (kanren toujisha)”	N/A
(Note 1)	The number of employees of TOKYO is as of July 1, 2012.
(Note 2)	The large shareholders and the shareholding ratio of MIKUNI are as of June 30, 2012.
(Note 3)
MIKUNI holds 5,270,851 own shares (9.84% of the total issued and outstanding shares) and TOKYO holds 157,212 own shares (39.31% of the total issued and outstanding shares).  The shareholding ratios of the above large shareholders are based on the number of shares issued and exclude the number of own shares.

(14) Results of Operations and Financial Conditions for the Past Three Years

Central (consolidated)		(in millions of yen, except as otherwise specified)
Fiscal Year Ending in	December 2009	December 2010	December 2011
Consolidated net assets	86,868	87,444	87,231
Consolidated total assets	108,516	111,675	114,719
Consolidated net assets per share (yen)	1,969.66	1,982.01	1,976.37
Consolidated sales	193,595	194,834	193,081
Consolidated operating profit	1,837	4,494	4,047
Consolidated recurring profit	2,175	4,823	3,861
Consolidated net profit	964	2,149	1,309
Consolidated net profit per share (yen)	21.76	48.74	29.68
Dividends per share (yen)	36	36	36

MIKUNI (consolidated)		(in millions of yen, except as otherwise specified)
Fiscal Year Ending in	December 2009	December 2010	December 2011
Consolidated net assets	63,046	64,417	65,019
Consolidated total assets	76,711	79,886	81,987
Consolidated net assets per share (yen)	1,305.68	1,334.09	1,346.59
Consolidated sales	121,223	123,210	119,673
Consolidated operating profit	3,534	4,891	4,189
Consolidated recurring profit	3,534	4,782	3,633
Consolidated net profit	2,016	2,585	1,861
Consolidated net profit per share (yen)	41.75	53.54	38.55
Dividends per share (yen)	24	24	24

TOKYO (consolidated)		(in millions of yen, except as otherwise specified)
Fiscal Year Ending in	December 2009	December 2010	December 2011
Consolidated net assets	29,994	30,746	29,195
Consolidated total assets	57,822	59,457	56,420
Consolidated net assets per share (yen)	123,593.95	126,693.46	120,299.89
Consolidated sales	154,545	156,903	148,421
Consolidated operating profit	1,191	2,679	1,279
Consolidated recurring profit	1,424	2,799	928
Consolidated net profit	205	990	(1,189)
Consolidated net profit per share (yen)	844.30	4,080.49	(4,898.72)
Dividends per share (yen)	1,000	1,500	1,000

TONE (consolidated)		(in millions of yen, except as otherwise specified)
Fiscal Year Ending in	December 2009	December 2010	December 2011
Consolidated net assets	47,784	49,120	46,639
Consolidated total assets	62,658	67,052	66,025
Consolidated net assets per share (yen)	14,932.45	15,350.02	14,574.66

Consolidated sales	117,276	122,309	118,161
Consolidated operating profit	1,731	2,986	1,555
Consolidated recurring profit	1,617	2,956	1,062
Consolidated net profit	966	1,531	(2,004)
Consolidated net profit per share (yen)	301.82	478.59	(626.20)
Dividends per share (yen)	75	150	125

III. Company Split
1. Outline of the Company Split
(1)	Schedule of the Company Split
See “I. Background and Purpose of Integration and Other Matters, 3. Integration Schedule” above.

(2)	Method of the Company Split
Incorporation-type company split where Central is the splitting company and New Central is the company incorporated through the incorporation-type company split.

(3)	Allotment upon the Company Split
Upon the incorporation-type company split, New Central issues one common share, which is wholly allotted to Central.

(4)	Handling of Share Option and Bond with Share Option in Connection with the Company Split
Central has issued share options but does not intend to transfer any obligations under the relevant share options to New Central.  There are no applicable matters concerning bonds with share options.

(5)	Amount of Capital to Increase or Decrease by the Company Split
N/A

(6)	Rights and Obligations to be Succeeded to by the New Company Incorporated through the Incorporation-type Company Split
New Central shall succeed to the assets, liabilities, contracts, and other rights and obligations pertaining to the Business (except as otherwise specifically provided in the Company Split Plan).  In the succession of the relevant obligations, the successor shall owe the obligations jointly with the obligor.

(7)	Likelihood of Default
After the Company Split, the amount of assets of New Central is expected to be greater than the amount of liabilities, and no event that may prevent the performance of obligations due is expected at present.  On that basis, a default by New Central in relation to its obligations would be unlikely.

2. Calculation Basis Regarding Allotment upon the Company Split
Since the Company Split is an incorporation-type company split to be conducted solely by Central and all the shares to be issued by New Central are to be allotted to Central, no calculation statement has been obtained from any third party calculation agent.

3. Outline of the Parties to the Company Split
For the outline of Central, the splitting company in the Company Split, see “II. Share Exchange, 6. Outline of the Parties to Share Exchange” above.
The outline of New Central, the new company incorporated through the incorporation-type company split, is as follows:
(1)	Name	Coca-Cola Central Japan Co., Ltd.
(2)	Location	2-2-1, Minatomirai, Nishi-Ku, Yokohama-shi, Kanagawa
(3)	Name and Title of Representative	Michael Coombs, Representative Director and President (tentative)
(4)	Business	Manufacture and sales of soft drinks
(5)	Amount of Capital	JPY 100 million
(6)	Fiscal Period	Year ending in the end of December

4. Outline of Business Departments to be Split
(1) Description of the Business of the Departments to be Split
All the business operations of Central, except for the group management business and the property management business

(2) Results of Operations of the Departments to be Split (for the year from January 1, 2011 to December 31, 2011)
		(in millions of yen, except for the ratio)
	Business Departments (a)	Splitting company, non-consolidated (b)	Ratio (a/b)
Sales	170,656	170,798	99.9％
Operating profit	2,200	2,200	100.0％
Recurring profit	3,244	3,244	100.0％

(3) Items and Amount of Assets and Liabilities to be Split
		(in millions of yen)
Assets		Liabilities
Item	Book value	Item	Book value
Current assets	43,691	Current liabilities	20,613
Fixed assets	26,469	Fixed liabilities	1,930
Total	70,161	Total	22,544
(Note)
Each item and the amounts of the assets and liabilities to be split are prepared based on the balance sheet as of September 30, 2012.  These amounts will be fixed after adjustment reflecting any increase or decrease up until the effective date of the Company Split.

IV. Change in the Trading Name and Other Amendment of the Articles of Incorporation
1. Change in the Trading Name
(1) Reason for Change
In response to the transition to the holding company system upon the Integration, the trading name will change from “Coca-Cola Central Japan Co., Ltd.” to “Coca-Cola East Japan Co., Ltd.”

(2) New Trading Name (in English)
コカ・コーライーストジャパン株式会社 (“Coca-Cola East Japan Co., Ltd.” in English)

(3) Scheduled Date of the Change
July 1, 2013

2. Other Amendment of the Articles of Incorporation
(1) Reason for the Amendment
The reasons for the amendment of the articles of incorporation are as follows:
(i)	Amendment to adjust, add or change the purpose in response to the transition to the holding company system as a result of the Integration;
(ii)	Amendment to change the location of the head office to Chuo-ku, Tokyo (tentative) to seek effective business management in the Integration;
(iii)	Amendment to change in the total number of authorized shares to 487,000,000 to reflect the issuance of new shares as a result of Share Exchange and to seek agile business management in the future; and
(iv)	Delete the provision regarding the place of shareholders’ meetings to ensure a wider range of choice in determining the place to hold shareholders’ meetings.

(2) Details of the Amendment
See Exhibit 3.

V. Status after Integration
1. (Expected) Status of the Listed Company (Holding Company) After the Integration (Tentative)
(1)	Name	コカ・コーライーストジャパン株式会社 Coca-Cola East Japan Co., Ltd. (in English)
(2)	Location	Chuo-ku, Tokyo (tentative)
(3)	Name and Title of Representative	Calin Dragan, Representative Director and President (tentative)
(4)	Business	Group management business and property management business
(5)	Amount of Capital	JPY 6,499 million
(6)	Fiscal Period	Year ending in the end of December
(7)	Net Assets	Not fixed as of date.
(8)	Total Assets	Not fixed as of date.
(9)	Large shareholders and shareholding ratio (tentative)	EUROPEAN REFRESHMENTS (Citibank Japan Ltd. as standing proxy)	17%
		Coca-Cola (Japan) Co., Ltd.	14%
		Senshusha Co., Ltd.	5%
		Mitsui & Co., Ltd.	4%
		Toyo Seikan Kaisha, Ltd.	4%
(Note1)	Once the Share Exchange becomes effective (July 1, 2013) Central is scheduled to concurrently change its trading name to “Coca-Cola East Japan Co., Ltd.”
(Note 2)	The large shareholders and the shareholding ratio are prepared based on the current status of the large shareholders and shareholding ratio, and they are not fixed numbers.

2. Outline of Accounting
The Share Exchange constitutes “acquisition” under the Accounting Standards for Business Combination and is expected to adopt the purchase method where Central is the acquiring entity.  Although Share Exchange may generate goodwill (or gain on negative goodwill), the relevant amount is not determined as of this date.

3. Outlook
The Integration Arrangement Committee shall be established in the future to consider the optimal group structure that emphasizes specific integration synergies and the further enhancement of the Coca-Cola system.  The results of such consideration, including the treatment of affiliates such as Coca-Cola East Japan Products Co., Ltd. in which each of K4 currently invests 25% respectively, shall be notified separately.  After the Integration, the earnings forecast for the year ending in December 2013 for “Coca-Cola East Japan Co., Ltd.” shall be publicly announced promptly after it is determined.

4. Matters Related to Transactions with Controlling Shareholders
N/A

(Reference) Consolidated operating performance - forecast of the current period and results of the last period
Central (made public on November 6, 2012)

	Consolidated sales	Consolidated operating profit	Consolidated recurring profit	Consolidated net profit
Forecast of the current period (Year ending in December 2012)	197,800	3,400	3,600	1,600
Results of the last period (Year ending in December 2011)	193,081	4,047	3,861	1,309

MIKUNI (made public on October 31, 2012)
	Consolidated sales	Consolidated operating profit	Consolidated recurring profit	Consolidated net income
Forecast of the current period (Year ending in December 2012)	123,000	4,000	3,900	2,000
Results of the last period (Year ending in December 2011)	119,673	4,189	3,633	1,861

(Contact Information)
Name of Company	Responsible Person	TEL No.
Coca-Cola Central Japan Co., Ltd.	Public Relations and CSR Promotion Department Mitsuru Matsuda, Manager	045-222-5853
Mikuni Coca-Cola Bottling Co., Ltd.	General Affairs and IR Department Hiroyuki Kitagawa, Manager	048-774-3131
Tokyo Coca-Cola Bottling Co., Ltd.	CSR Promotion Department of General Headquarters Masaharu Yoshida, Manager	03-5444-8457
TONE Coca-Cola Bottling Co., Ltd.	CSR Promotion Department Kazuo Takahashi, Manager	04-7123-1133

Exhibit 1  Figure of Integration Scheme
Current
Central TOKYO TONE MIKUNI
Share Exchange and Change in Trading Name

Change in Trading Name of Central Share Exchange Agreement Central TOKYO TONE MIKUNI
MIKUNI, TOKYO and TONE shall respectively exchange shares with Central to make MIKUNI, TOKYO and TONE the wholly owned subsidiary companies of Central. At the same time, Central shall change its trading name to Coca-Cola East Japan Co., Ltd.
Company Split of Central	Central (Coca-Cola East Japan Co., Ltd.) 100% New Central MIKUNI TOKYO TONE
(New company incorporated through the incorporation-type company split)

Central (Coca-Cola East Japan Co., Ltd.) shall conduct a company split. The successor company incorporated through the company split shall be “(New) Coca-Cola Central Japan Co., Ltd.” (“New Central”).

After Completion	Central (Coca-Cola East Japan Co., Ltd.) 100% New Central MIKUNI TOKYO TONE New Central, MIKUNI, TOKYO and TONE shall be the wholly owned subsidiary companies of Coca-Cola East Japan Co., Ltd.

Exhibit 2  Calculation Basis

In order to ensure fairness upon calculating the share exchange ratio to be used for Share Exchange, Central requested SMBC Nikko Securities Inc. (“SMBC Nikko”), MIKUNI requested Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“MUFJ Morgan Stanley”), TOKYO requested Nomura Securities Co., Ltd. (“Nomura Securities”) and TONE requested KPMG FAS Co., Ltd. (“KPMG FAS”) to calculate the share exchange ratio to be used for Share Exchange, and K4 received the share exchange ratio calculation statements from these calculation agents.
Central, MIKUNI, TOKYO and TONE have not obtained any opinion (so-called “fairness opinion”) from the third party calculation agents to the effect that Share Exchange Ratio is adequate for each of K4 from a financial perspective.

(SMBC Nikko)
For the common shares of Central and MIKUNI, which have market stock prices, SMBC Nikko calculated the share exchange ratio using the Average Market Price Method (i.e., adopting December 13, 2012 as the reference date for the calculation (the “Reference Date”) and obtaining the average closing market prices of one, three and six month periods ending on the Reference Date).  For the common shares of Central, MIKUNI, TOKYO and TONE, which have a number of similar and comparable listed companies thus permitting an estimate of stock values by comparison with such similar companies, SMBC Nikko adopted the Comparable Companies Method.  SMBC Nikko further adopted the discounted cash flow method (“DCF Method”) to reflect future business activities in the calculation.  The results of the calculation in these methods are as listed in the table below.  The calculated range of the share exchange ratio below represents the range of the number of common shares of MIKUNI, TOKYO and TONE corresponding to one common share of Central.

	Method	MIKUNI	TOKYO	TONE
(1)	Average Market Price Method (for TOKYO and TONE, both Average Market Price Method and Comparable Companies Method)	0.666 ~ 0.675	56.298 ~ 84.584	5.254 ~ 7.566
(2)	Comparable Companies Method	0.623 ~ 1.122	52.096 ~ 99.733	4.862 ~ 8.995
(3)	DCF Method	0.704 ~ 1.239	42.596 ~ 93.165	4.588 ~ 9.664

In calculating the share exchange ratio, SMBC Nikko basically referred to the information received from each party and information already in public, etc., and it assumed that such materials, information, etc. were all accurate and complete, not having independently verified the accuracy and the completeness thereof.

SMBC Nikko has not independently valued, appraised or assessed the assets or liabilities of each party and its affiliate companies (including off-balance assets and liabilities as well as other contingent liabilities), nor has it assigned the valuation, appraisal or assessment to any third party agent.  SMBC Nikko also assumed that the financial prospect submitted by each party (including the profit plan and other information) had been prepared reasonably based on the best forecast and judgment of the management of each party at the time of providing the relevant information.  The future profit plans of K4 anticipate a profit increase, which reflects the implementation of various actions including further enhancement of the SCM (supply chain management) system focusing on Coca-Cola East Japan Products Co., Ltd.

(MUFJ Morgan Stanley)
Since the shares of MIKUNI, which are listed on the Tokyo Stock Exchange, and the shares of Central, which are listed on the Tokyo Stock Exchange and the Nagoya Stock Exchange, have market stock prices, MUFJ Morgan Stanley adopted the Market Price Analysis in calculating the share exchange ratio.  For MIKUNI, Central, TOKYO and TONE, which have a number of similar and comparable listed companies thus permitting an estimate of stock values by comparison with such similar companies, MUFJ Morgan Stanley also adopted the Comparable Companies Analysis and further discounted the cash flow analysis (“DCF Analysis”) to reflect future business activities in the valuation.  In the Market Price Analysis, MUFJ Morgan Stanley adopted December 13, 2012 as the reference date for the calculation and calculated the share exchange ratio on the basis of closing prices of MIKUNI and Central during one, three and six month periods ending on the reference date.  In the DCF Analysis, MUFJ Morgan Stanley analyzed the company value and the stock value of each party by discounting free cash flow projections of each party at a certain discount rate. The projections reflect future earnings forecasts of each party in light of the business plan, operating results up to the recent fiscal period, business environment and other factors pertaining to each party.  The valuation range on the assumption that the stock value corresponding to one share of Central is one (1) is as listed in the table below.

	Method	MIKUNI	TOKYO	TONE
(1)	Market Price Analysis	0.615 ~ 0.717	–	–
(2)	Comparable Companies Analysis	0.621 ~ 1.070	55.982 ~ 78.631	5.165 ~ 8.210
(3)	DCF Analysis	0.746 ~ 1.196	50.988 ~ 91.818	4.256 ~ 7.902

In calculating the above share exchange ratio, MUFJ Morgan Stanley basically referred to the information received from each party and information already in public, etc. on an as-is basis and assumed that such materials, information, etc. were all accurate and complete, not having independently verified the accuracy and the completeness thereof.  MUFJ Morgan Stanley has not independently valued or assessed the assets or liabilities of each party and its affiliate companies (including off-balance assets and liabilities as well as other contingent liabilities), nor has it assigned the appraisal or assessment to any third party agent. MUFJ Morgan Stanley also assumed that the information on the financial prospect of each party had been prepared reasonably based on the best forecast and judgment of the management of each party at the time of providing the relevant information. The calculation by MUFJ Morgan Stanley reflects the above information up to December 13, 2012. The future profit plans of the three companies except for MIKUNI include business years anticipating a significant profit increase, which primarily reflects the implementation of various actions including further enhancement of the SCM (supply chain management) system focusing on Coca-Cola East Japan Products Co., Ltd.

(Nomura Securities)
For Central, MIKUNI, TOKYO and TONE, Nomura Securities calculated the share exchange ratio using the Average Market Price Method, the Comparable Companies Method and the DCF Method.  The results obtained in each Method are as listed in the table below.  The calculated range of the share exchange ratio below represents the range of the number of common shares of MIKUNI, TOKYO and TONE corresponding to one common share of Central.

	Method	MIKUNI	TOKYO	TONE
(1)	Average Market Price Method	0.657 ~ 0.676	28.670 ~ 60.021	4.864 ~ 6.014
(2)	Comparable Companies Method	0.813 ~ 0.959	34.679 ~ 62.045	4.875 ~ 6.404
(3)	DCF Method	0.740 ~ 0.938	50.587 ~ 71.831	6.461 ~ 6.829

In the Average Market Price Method, Nomura Securities adopted December 10, 2012 as the reference date for the calculation and referred to the closing prices on the reference date and the average closing prices during one, three and six month periods ending on the reference date.  Since TOKYO and TONE are not listed companies and thus have no market stock prices, Nomura Securities adopted the Comparable Companies Method, one of the methods for market value analysis, to figure out the range of the share exchange ratio.

In calculating the share exchange ratio, Nomura Securities basically referred to the information received from each party and information already in public, etc. and assumed that such materials, information, etc. were all accurate and complete, not having independently verified the accuracy and the completeness thereof.  Nomura Securities has not independently valued, appraised or assessed the assets or liabilities of each party and its affiliate companies (including off-balance assets and liabilities as well as other contingent liabilities), nor has it assigned the valuation, appraisal or assessment to any third party agent.  Nomura Securities also assumed that the financial prospect submitted by each party (including the profit plan and other information) had been prepared reasonably based on the best forecast and judgment of the management of each party at the time of providing the relevant information.  The future profit plan of each party includes business years anticipating a significant profit increase, which primarily reflects the implementation of various actions including further enhancement of the SCM (supply chain management) system focusing on Coca-Cola East Japan Products Co., Ltd.

(KPMG FAS)
For the common shares of Central and MIKUNI, which have market stock prices, KPMG FAS conducted the valuation using the Average Market Price Method (i.e., adopting December 7, 2012 as the reference date for the calculation (the “Reference Date”) and obtaining the average closing market prices of one, three and six month periods ending on the Reference Date).  For the common shares of Central, MIKUNI, TOKYO and TONE, which have a number of similar and comparable listed companies thus permitting an estimate of stock values by comparison with such similar companies, KPMG FAS adopted the Comparable Companies Method.  KPMG FAS further adopted the DCF Method to reflect future business activities in the valuation.  The range of the share exchange ratio calculated by KPMG FAS in each valuation method (i.e., the number of common shares of Central to be allotted in exchange for one common share of MIKUNI, TOKYO and TONE each) is as listed in the table below.

Calculated range of the share exchange ratio
	Valuation Method	MIKUNI	TOKYO	TONE
(1)	Average Market Price Method (Note)	0.610 ~ 0.746	60.708 ~ 74.199	5.735 ~ 7.010
(2)	Comparable Companies Method	0.739 ~ 0.903	62.059 ~ 75.850	5.863 ~ 7.166
(3)	DCF Method	0.772 ~ 0.943	65.265 ~ 79.768	5.848 ~ 7.147
(Note) The range of the share exchange ratio with MIKUNI is calculated by valuing the stock values of Central and MIKUNI in the Average Market Price Method, and the ranges of the share exchange ratio with TOKYO and TONE is calculated by valuing the stock values of Central using the Average Market Price Method and further valuing the stock values of TOKYO and TONEusing the Comparable Companies Method.

In calculating the share exchange ratio, KPMG FAS basically referred to the information received from each party and information already in public, etc. on an as-is basis and assumed that such materials, information, etc. were all accurate and complete, not having independently verified the accuracy and the completeness thereof.  The calculation is based upon various assumptions, including the assumption that there is no fact undisclosed to KPMG FAS that may have a significant effect on the calculation of the share exchange ratio. KPMG FAS has not independently valued, appraised or assessed the assets or liabilities of each party and its affiliate companies (including off-balance assets and liabilities as well as other contingent liabilities), nor has it assigned the valuation, appraisal or assessment to any third party agent, let alone the analysis and valuation of individual assets and liabilities.  KPMG FAS also assumed that the financial prospect submitted by each party (including the profit plan and other information) had been prepared reasonably based on the best forecast and judgment of the management of each party at the time of providing the relevant information.  The future profit plan of each party includes business years anticipating a significant profit increase, which primarily reflects the implementation of various actions including further enhancement of the SCM (supply chain management) system focusing on Coca-Cola East Japan Products Co., Ltd.

KPMG FAS has prepared the results of the calculation of the share exchange ratio for the purpose of submitting the results to the board of directors of TONE in its capacity as a third party calculation agent so that the board of directors of TONE could refer to the results in determining the share exchange ratio in Share Exchange, and the calculation results do not represent the opinion of KPMG FAS regarding the fairness of the share exchange ratio.

Exhibit 3 “Amendment of the Articles of Incorporation”

(The underlines represent amendments.)
Before Amendment		After Amendment
(Trading Name)		(Trading Name)
Article 1	The name of the Company shall be “コカ・コーラ セントラル ジャパン株式会社” and in English it shall be “Coca-Cola Central Japan Co., Ltd.”	Article 1	The name of the Company shall be “コカ・コーライーストジャパン株式会社” and in English it shall be “Coca-Cola East Japan Co., Ltd.”.
(Purpose)		(Purpose)
Article 2
The purpose of the Company is to engage in the following businesses as well as controlling and managing the business activities of companies that engage in the following businesses by owning shares of, or interests in, such companies.
		Article 2
The purpose of the Company is to engage in the following businesses as well as controlling and managing the business activities of companies that engage in the following businesses by owning shares of, or interests in, such companies.

(1)	Manufacture, processing and sale of soft drinks	(1)	Manufacture, processing, and sale of soft drinks, preference beverages, fruit juice and other beverages
(2)	Manufacture, processing and sale of food products such as various beverages and snacks	(2)	Manufacture, processing, and sale of food products such as various beverages, breads, snacks, noodles and confectionary raw materials
(3)	Sale of beverages and food products through vending machines	(3)	Import and export of soft drinks, preference beverages and related products
(4)	Sale, manufacture, processing, leasing, maintenance and repair of various vending machines, refrigerating and heating devices and their parts, equipment and accessories	(4)	Sale of beverages and food products through vending machines
(5)	Sale of tobacco and alcoholic beverages	(5)	Manufacture and sale of canned foods and other processed foods
(6)	Sale and design, creation, installation work, production operations under contract and the technical supervision of and for production facilities of various beverages and ancillary devices thereto	(6)	Manufacture and sale of frozen food products and retort packed foods

(7)	Manufacture and sale of plastic containers for beverages	(7)	Processing, purchase and sale of agricultural products, livestock products and fishery products
(8)	Soft drink quality control services under contract	(8)	Purchase and sale of seasoning products
(9)	Sale, maintenance and repair of information communication devices and electronic information distribution devices	(9)
Sale, manufacture, processing, leasing, maintenance, management, servicing, repair and installation of various vending machines, beverage showcases, selling equipment for beverages and foods, etc., refrigerating and heating devices and their parts, equipment and accessories

(10)	Sale of prepaid magnetic cards	(10)	Research, development and inspection of vending machines and beverage showcases, etc.
(11)	Software development and sale and leasing of related equipment	(11)	Sale of tobacco and alcoholic beverages
(12)	Sale and purchase, leasing and renting, brokerage and management of real property	(12)	Purchase and sale of general daily necessities and miscellaneous goods, magazines, videotapes, cameras and beauty products such as cosmetics and hair dressing products
(13)	Non-life insurance agency business, insurance agency business pursuant to the Automobile Liability Security Act and life insurance solicitation business	(13)	Sale of petroleum products
(14)	Hotel, cafe and eating and drinking establishment business	(14)	Cultivation and sale of flowers and seedlings
(15)	Management and leasing of recreational facilities such as sports facilities, entertainment facilities and amusement parks	(15)	Sale and design, creation, installation work, production operations under contract and the technical supervision of and for production facilities of various beverages and ancillary devices thereof
(16)	Automobile repair and servicing business	(16)	Manufacture and sale of plastic containers for beverages
(17)	Motor truck transportation business and forwarding business by motor truck	(17)	Soft drink quality control services under contract

(18)	Warehousing business	(18)	Drinking water quality testing services
(19)	Money lending business	(19)	Sale, servicing, maintenance, repair and installation of information communication devices and electronic information distribution devices
(20)	Electric work business	(20)	Sale, servicing, maintenance, repair and installation of kitchen instruments and air-conditioning equipment, etc.
(21)	General leasing business	(21)	Sale of telephone cards and other prepaid magnetic cards
(22)	Any and all businesses incidental or related to each of the foregoing	(22)	Development of software and sale and leasing of related equipment
		(23)	Leasing of movable assets
		(24)	Sale and purchase, leasing and renting, brokerage and management of real property
		(25)	Non-life insurance agency business, insurance agency business pursuant to the Automobile Liability Security Act and life insurance solicitation business

(26)	Hotel, restaurant, cafe and eating and drinking establishment business
(27)	Management of cafeterias and stores in schools, companies and hospitals, etc.
(28)	Manufacture and sale of boxed lunches and prepared food, etc. for schools, companies and hospitals, etc.
(29)	Rental of TVs, refrigerators, laundry equipment, lockers, etc. for hospital facilities, etc.
(30)	Management and leasing of recreational facilities such as sports facilities, entertainment facilities and amusement parks
(31)	Automobile repair and servicing business
(32)	Sale and purchase of automobiles
(33)	Installation of car bodies
(34)	Sale and purchase of car parts, equipment and installation components
(35)	Motor truck transportation business, consigned freight forwarding business, forwarding business by automobiles and forwarding business by motor truck
(36)	Warehousing business
(37)	Money lending business
(38)	Electric work business
(39)	General leasing business
(40)	Travel agency business
(41)	Cleaning business
(42)	Mail-order business
(43)	Sale of security sand
(44)	Sale, construction and maintenance of machines and equipment related to environmental and sanitary systems concerning air, water, soil, etc. and sale of drug products
(45)	Worker dispatching undertaking
(46)	Purchase and sale of secondhand articles
(47)	Business relating to the sale, installation and maintenance and management of solar power systems
(48)	Installation work of electric plug-in stations under contract
(49)	Any and all businesses incidental or related to each of the foregoing

(Location of Head Office)		(Location of Head Office)
Article 3	The head office of the Company shall be located in Yokohama-shi, Kanagawa.	Article 3	The head office of the Company shall be located in Chuo-ku, Tokyo.
(Total Number of Authorized Shares)		(Total Number of Authorized Shares)
Article 6	The total number of authorized shares of the Company shall be 171,000,000 shares.	Article 6	The total number of authorized shares of the Company shall be 487,000,000 shares.
(Convocation)		(Convocation)
Article 13	The annual shareholders’ meeting shall be convened within three (3) months after the end of every fiscal year, and extraordinary general shareholders’ meetings shall be convened as necessary.	Article 13	The annual shareholders’ meeting shall be convened within three (3) months after the end of every fiscal year, and extraordinary general shareholders’ meetings shall be convened as necessary.
2. Shareholders’ meetings shall be convened in Yokohama-shi, Kanagawa.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect Coca-Cola Central Japan Co., Ltd.,  Mikuni Coca-Cola Bottling Co., Ltd. and the other relevant parties plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Coca-Cola Central Japan Co., Ltd., Mikuni Coca-Cola Bottling Co., Ltd. and the other relevant parties  actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions.  Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the business combination; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.